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Ranger Energy Services, Inc. Announces Dates for Third Quarter 2022 Earnings Conference Call and November Investor Meetings

HOUSTON—(BUSINESS WIRE)—Ranger Energy Services, Inc. (NYSE:RNGR) (the “Company”) intends to report third quarter 2022 financial and operating results and host an earnings conference call in the morning of Friday, October 28, 2022 at 10:00 a.m. Eastern time (9:00 a.m. Central time).

In consideration of recent performance, the Company now expects revenue to range between $330 and $340 million during the second half of 2022, with an associated Adjusted EBITDA margin average of approximately 15% over that period. Full year revenue is now anticipated to be between $610 and $620 million, which exceeds prior full year revenue guidance of $580 to $600 million. Full year Adjusted EBITDA margins are expected to be near the top end of prior margin guidance of 11% to 13%. This updated guidance reflects very strong performance during the third quarter and accounts for expected holiday and seasonality impacts during the fourth quarter. The Company's CEO, Stuart Bodden, commented, “We are pleased with another quarter of meaningful revenue growth and margin expansion, underpinned by strong performance from all three of our business segments. Ranger is well on its way to achieving its full potential and we are excited to share our story with investors.”

In connection with the reporting of the Company's quarterly results, Management also intends to conduct investor meetings in New York and Chicago during the week of November 13th and encourages any interested investors to reach out to Management for scheduling availability.

Interested parties are invited to participate on the call by dialing 1-669-444-9171 (Meeting ID 91460540653; Passcode 455820) or via the Company’s website at www.rangerenergy.com. A replay of the conference call will be available following the call and can be accessed from www.rangerenergy.com.

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About Ranger Energy Services, Inc.

Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.

For further information, please direct all inquiries to:

Ranger Energy Services, Inc.
Melissa Cougle, (713) 935-8900
Chief Financial Officer
InvestorRelations@RangerEnergy.com